Exhibit 99.1

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Fourth Quarter 2019		Full Year 2019
●	Total revenue decreased 9.8% to $1,924 million	●	Total revenue increased 1.9% to $7,580 million
●	Property revenue decreased 9.3% to $1,908 million	●	Property revenue increased 2.1% to $7,465 million
●	Net income increased 94.5% to $569 million	●	Net income increased 51.5% to $1,917 million
●	Adjusted EBITDA decreased 14.6% to $1,217 million	●	Adjusted EBITDA increased 1.7% to $4,745 million
●	Consolidated AFFO decreased 19.5% to $859 million	●	Consolidated AFFO decreased 0.5% to $3,521 million
Q4 2019 and full year 2019 growth rates were impacted by the nonrecurrence of the Company's settlement with Tata Teleservices Limited and related entities (collectively, “Tata”), which resulted in a net positive impact of $334 million to property revenue, $327 million to Adjusted EBITDA and $313 million to Consolidated AFFO in Q4 2018. The impact of the Tata settlement on net income is not provided, as the impact on all components of the net income measure cannot be reasonably calculated.
Boston, Massachusetts – February 25, 2020: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter and year ended December 31, 2019.
Jim Taiclet, American Tower’s Chief Executive Officer, stated, “American Tower delivered another year of strong performance in 2019, including Organic Tenant Billings Growth of more than 7% in the U.S. We also added nearly 14,000 communications sites to our portfolio via high quality acquisitions in the U.S., Latin America, and Africa and the most substantial build-to-suit construction program in the Company’s history. Moreover, we again increased our dividend by 20% and simultaneously strengthened our investment-grade balance sheet with a number of refinancing transactions that reduced our cost of debt and extended maturities.
In 2020, we expect to make sustained progress in each of the key elements of our Stand and Deliver strategy to advance the Company’s vision of making wireless communication possible everywhere. By pursuing a broader leadership role in the industry, innovating for a 5G future, driving efficiency both internally and for our tenants, and thoughtfully growing our asset base, we are confident in our ability to continue to deliver strong cash flow growth while expanding return on invested capital going forward.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter and year ended December 31, 2019 (all comparative information is presented against the quarter and year ended December 31, 2018, respectively).

($ in millions, except per share amounts.)	Q4 2019(1)	Growth Rate(1)	FY 2019(1)	Growth Rate(1)
Total revenue	$1,924	(9.8)%	$7,580	1.9%
Total property revenue	$1,908	(9.3)%	$7,465	2.1%
Total Tenant Billings Growth	$88	6.2%	$350	6.1%
Organic Tenant Billings Growth	$72	5.1%	$223	3.9%
Property Gross Margin	$1,366	(13.2)%	$5,293	2.0%
Property Gross Margin %	71.6%		70.9%
Net income	$569	94.5%	$1,917	51.5%
Net income attributable to AMT common stockholders	$563	102.7%	$1,888	53.9%
Net income attributable to AMT common stockholders per diluted share	$1.26	103.2%	$4.24	53.1%
Adjusted EBITDA	$1,217	(14.6)%	$4,745	1.7%
Adjusted EBITDA Margin %	63.3%		62.6%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders	$994	(0.8)%	$3,492	8.8%
Consolidated AFFO	$859	(19.5)%	$3,521	(0.5)%
Consolidated AFFO per Share	$1.93	(19.6)%	$7.90	(1.1)%
AFFO attributable to AMT common stockholders	$870	(0.8)%	$3,442	7.9%
AFFO attributable to AMT common stockholders per Share	$1.95	(1.0)%	$7.73	7.4%

Cash provided by operating activities	$994	(21.3)%	$3,753	0.1%
Less: total cash capital expenditures(2)	$275	(11.6)%	$1,030	9.9%
Free Cash Flow	$719	(24.5)%	$2,723	(3.1)%
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(1)
Inclusive of the negative impacts of Indian Carrier Consolidation-Driven Churn (“ICCC”) and the nonrecurrence of the Tata settlement. For reconciliations of these impacts on key metrics, please see tables below.

(2)
Q4 2019 and FY 2019 cash capital expenditures include $10.0 million and $47.6 million, respectively, of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.

The Company’s results and growth rates for the fourth quarter and full year 2019 were impacted by ICCC and the nonrecurrence of the Tata settlement, which also resulted in an overall reduction in Indian contracted tenant revenue. The Company is disclosing the additional financial metrics below to provide insight into the underlying long-term trends across the Company’s business excluding these impacts. The impacts of ICCC and the Q4 2018 Tata settlement on net income are not provided, as the impact on all components of the net income measure cannot be reasonably calculated.

Reconciliation of Indian Carrier Consolidation-Driven Churn Impact to Operating Results: ($ in millions, except per share amounts. Totals may not add due to rounding.)
	Q4 2019 Results			Q4 2018 Results				Growth Rates vs. Prior Year
	As Reported	Impact of ICCC(1)	Normalized	As Reported	Impact of Tata Settlement(2)	Impact of ICCC(1)	Normalized	As Reported	Impact of ICCC and Tata Settlement(1)(2)	Normalized
Total property revenue	$1,908	$93	$2,001	$2,103	$(334)	$79	$1,849	(9.3)%	17.5%	8.2%
Adjusted EBITDA	1,217	65	1,282	1,425	(327)	54	1,152	(14.6)%	25.9%	11.3%
Consolidated AFFO	859	52	911	1,067	(313)	43	796	(19.5)%	33.9%	14.4%
Consolidated AFFO per Share	$1.93	$0.12	$2.05	$2.40	$(0.71)	$0.10	$1.79	(19.6)%	34.1%	14.5%
Consolidated Organic Tenant Billings	72	24	96	52	—	58	111	5.1%	1.4%	6.5%
International Organic Tenant Billings	15	24	38	(16)	—	58	42	2.9%	3.9%	6.8%

	FY 2019 Results			FY 2018 Results				Growth Rates vs. Prior Year
	As Reported	Impact of ICCC(1)	Normalized	As Reported	Impact of Tata Settlement(2)	Impact of ICCC(1)	Normalized	As Reported	Impact of ICCC and Tata Settlement(1)(2)	Normalized
Total property revenue	$7,465	$361	$7,826	$7,315	$(334)	$189	$7,170	2.1%	7.1%	9.1%
Adjusted EBITDA	4,745	248	4,992	4,667	(327)	120	4,459	1.7%	10.3%	11.9%
Consolidated AFFO	3,521	198	3,719	3,539	(313)	96	3,322	(0.5)%	12.5%	12.0%
Consolidated AFFO per Share	$7.90	$0.44	$8.34	$7.99	$(0.71)	$0.22	$7.50	(1.1)%	12.3%	11.2%
Consolidated Organic Tenant Billings	223	210	433	275	—	128	403	3.9%	3.5%	7.4%
International Organic Tenant Billings	(39)	210	171	32	—	128	160	(1.9)%	9.6%	7.7%
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(1)	Reflects the cumulative impacts of ICCC since 2017.

(2)
Includes the one-time net positive impacts to 2018 property revenue, Adjusted EBITDA and Consolidated AFFO related to the Company's settlement with Tata. Churn associated with the settlement is reflected in the ICCC column.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.
CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter and year ended December 31, 2019, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q4 2019(1)	FY 2019
Distributions per share	$1.01	$3.78
Aggregate amount (in millions)	$447	$1,673
Year-over-year per share growth	20.2%	20.0%
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(1)    The distribution declared on December 11, 2019 was paid in the first quarter of 2020 to stockholders of record as of the close of business on December 27, 2019.
Stock Repurchase Program – The Company repurchased a total of 0.1 million shares of its common stock for approximately $20 million during Q4 2019 and for the full year 2019. As of December 31, 2019, there was approximately $2.1 billion remaining under the Company’s existing stock repurchase programs.
Capital Expenditures – During the fourth quarter of 2019, total capital expenditures were approximately $275 million, of which $54 million was for non-discretionary capital improvements and corporate capital expenditures. For the full year 2019, total capital expenditures were approximately $1.0 billion, of which $171 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.

Acquisitions – During the fourth quarter of 2019, the Company spent approximately $2.6 billion, including the assumption of existing debt, to acquire 8,218 communications sites. This included approximately 5,800 sites in Africa through the acquisition of Eaton Towers Holdings Limited (the “Eaton Towers Acquisition”) and approximately 2,400 sites in Chile and Peru from Entel PCS Telecomunicaciones S.A. and Entel Peru S.A. (“Entel”). For the full year 2019, the Company spent approximately $3.3 billion, including the assumption of existing debt, to acquire nearly 9,200 communications sites and other communications infrastructure assets.
In addition, on November 28, 2019, the Company entered into definitive agreements with Orange S.A. for the acquisition of up to approximately 2,000 communications sites in France over a period of up to five years. This transaction is expected to close in multiple tranches beginning in the first half of 2020 for total consideration in the range of approximately 500 million to 600 million Euros (approximately $550.5 million to $660.5 million at the date of signing) to be paid over the five-year term.
Other Events – In April 2019, Tata Teleservices Limited (“Tata Teleservices”) served notice of exercise of its put options with respect to 100% of its remaining combined holdings with Tata Sons in ATC Telecom Infrastructure Private Limited (“ATC TIPL”). The redemption of the remaining put shares for total consideration of approximately INR 24.8 billion (approximately $348 million at the December 31, 2019 exchange rate) is now expected to occur in the first half of 2020, subject to regulatory approval. After the completion of the redemption, the Company will hold an approximately 92% ownership interest in ATC TIPL.
Additionally, in connection with the closing of the Eaton Towers Acquisition, the Company entered into an agreement with its joint venture partner, MTN Group Limited (“MTN”), to acquire MTN’s noncontrolling interests in each of the Company’s joint ventures in Ghana and Uganda for total consideration of approximately $523 million. The transaction is expected to close in the first quarter of 2020, subject to regulatory approval, and is expected to result in a one-time negative impact of approximately $65 million to the Company’s 2020 Consolidated AFFO from the payment of previously deferred cash interest related to joint venture debt.
LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended December 31, 2019, the Company’s Net Leverage Ratio was 4.6x net debt (total debt less cash and cash equivalents) to fourth quarter 2019 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding)	As of December 31, 2019
Total debt	$24,055
Less: Cash and cash equivalents	1,501
Net Debt	22,554
Divided By: Fourth quarter annualized Adjusted EBITDA(1)	4,870
Net Leverage Ratio	4.6x
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(1)	Q4 2019 Adjusted EBITDA multiplied by four.
Liquidity – As of December 31, 2019, the Company had $4.4 billion of total liquidity, consisting of $1.5 billion in cash and cash equivalents plus the ability to borrow an aggregate of $2.9 billion under its revolving credit facilities, net of any outstanding letters of credit.
On October 3, 2019, the Company issued $750.0 million aggregate principal amount of 2.750% senior unsecured notes due 2027 and $600.0 million aggregate principal amount of 3.700% senior unsecured notes due 2049. The Company used the net proceeds to repay existing indebtedness under its 2019 multicurrency credit facility and its 2019 364-day term loan.
On December 20, 2019, the Company entered into amendments and restatements to its revolving credit facilities and term loan, which, among other things, increased the commitments under the 2019 multicurrency credit facility to $3.0 billion and the 2019 credit facility to $2.25 billion.
Subsequent to the end of 2019, on January 10, 2020, the Company issued $750.0 million aggregate principal amount of 2.400% senior unsecured notes due 2025 and $750.0 million aggregate principal amount of 2.900% senior unsecured notes due 2030. The Company used the net proceeds to repay existing indebtedness under its 2019 credit facility.
Additionally, on January 15, 2020, the Company completed the redemption of all of its outstanding 5.900% senior unsecured notes due 2021 for a total aggregate redemption price of $539.6 million, including $6.1 million in accrued and unpaid interest. Upon completion of the redemption, none of the 5.900% notes remained outstanding.
On February 13, 2020, the Company entered into a loan agreement for a new $750.0 million unsecured term loan. The Company used the net proceeds of this new term loan, together with borrowings under its 2019 credit facility and cash on hand, to repay outstanding indebtedness under its 2019 364-day term loan.

FULL YEAR 2020 OUTLOOK
The following full year 2020 financial and operational estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of February 25, 2020. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for February 25, 2020 through December 31, 2020: (a) 70.00 Argentinean Pesos; (b) 4.25 Brazilian Reais; (c) 785 Chilean Pesos; (d) 3,390 Colombian Pesos; (e) 0.91 Euros; (f) 5.70 Ghanaian Cedis; (g) 71.50 Indian Rupees; (h) 102 Kenyan Shillings; (i) 19.00 Mexican Pesos; (j) 360 Nigerian Naira; (k) 6,530 Paraguayan Guarani; (l) 3.35 Peruvian Soles; (m) 15.00 South African Rand; (n) 3,700 Ugandan Shillings; and (o) 600 West African CFA Francs.
The Company’s outlook reflects estimated unfavorable impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO, of approximately $85 million, $44 million and $41 million, respectively, relative to the Company’s 2019 results. The impact of foreign currency exchange rate fluctuations on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort. The Company is not providing outlook projections adjusted for the impacts of ICCC in 2020, as the Company believes the carrier consolidation process in India is largely complete. Although the Company anticipates that its churn rate will move closer to historical levels over time, given the uncertainty created by the recent court ruling by the Indian Supreme Court regarding the definition of adjusted gross revenue, the churn rate is expected to remain elevated in the immediate term.
Additional information pertaining to the impact of foreign currency and London Interbank Offered Rate (“LIBOR”) fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2020 Outlook ($ in millions)	Full Year 2020			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)	$7,975	to	$8,125	7.8%
Net income	1,950	to	2,050	4.4%
Adjusted EBITDA	5,085	to	5,185	8.2%
Consolidated AFFO	3,740	to	3,840	7.6%
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(1)
Includes U.S. property revenue of $4,385 million to $4,445 million and international property revenue of $3,590 million to $3,680 million, reflecting midpoint growth rates of 5.4% and 11.0%, respectively. The U.S. growth rate includes an estimated positive impact of nearly 1% associated with an increase in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of approximately 3% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Latin America, Africa, Europe and Asia segments.

2020 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
International pass-through revenue	N/A	$1,090	$1,090
Straight-line revenue	185	30	215
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(1)	For additional discussion regarding these components, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, Africa, Europe and Asia segments.

2020 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
Organic Tenant Billings	~5%	~5-6%	>5%
New Site Tenant Billings	<0.5%	~13-14%	~5%
Total Tenant Billings Growth	~5-6%	~19%	~10%
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(1)	For additional discussion regarding the component growth rates, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, Africa, Europe and Asia segments.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2020
Discretionary capital projects(1)	$375	to	$405
Ground lease purchases	175	to	185
Start-up capital projects	130	to	150
Redevelopment	260	to	280
Capital improvement	150	to	170
Corporate	10	—	10
Total	$1,100	to	$1,200
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(1)	Includes the construction of 6,000 to 7,000 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2020
Net income	$1,950	to	$2,050
Interest expense	865	to	845
Depreciation, amortization and accretion	1,925	to	1,945
Income tax provision	175	to	185
Stock-based compensation expense	115	—	115
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	55	to	45
Adjusted EBITDA	$5,085	to	$5,185

Reconciliation of Outlook for Consolidated AFFO to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2020
Net income	$1,950	to	$2,050
Straight-line revenue	(215)	—	(215)
Straight-line expense	53	—	53
Depreciation, amortization and accretion	1,925	to	1,945
Stock-based compensation expense	115	—	115
Deferred portion of income tax	10	—	10
Other, including other operating expense, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and distributions to minority interests	62	—	62
Capital improvement capital expenditures	(150)	to	(170)
Corporate capital expenditures	(10)	—	(10)
Consolidated AFFO	$3,740	to	$3,840
Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter and year ended December 31, 2019 and its outlook for 2020. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (844) 291-5491
International dial-in: (409) 207-6989
Passcode: 3012298
When available, a replay of the call can be accessed until 11:55 p.m. ET on March 10, 2020. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (866) 207-1041
International dial-in: (402) 970-0847
Passcode: 7149782
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 180,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Company & Industry Resources” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt, Net Leverage Ratio and Indian Carrier Consolidation-Driven Churn (ICCC). In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.

Revenue Components

In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.

Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.

New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.

Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.

International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.

Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio, (i.e. does not have a renewal option or escalation as our tenant leases do) the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.

Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as tenant settlements and fiber solutions revenue.

Non-GAAP and Defined Financial Measure Definitions

Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.

New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Indian Carrier Consolidation-Driven Churn (ICCC): Tenant cancellations specifically attributable to short-term carrier consolidation in India. Includes impacts of carrier exits from the marketplace and carrier cancellations as a result of consolidation, but excludes normal course churn. The Company believes that providing this additional metric enhances transparency and provides a better understanding of its recurring business without the impact of what it believes to be a transitory event.

Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.

Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

For segment reporting purposes, in periods through the third quarter of 2018, the Latin America property segment Operating Profit and Gross Margin also include interest income (expense), TV Azteca, net. Operating Profit and Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).

Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.

Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.

Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given the minority interests in its Indian and European businesses.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.

AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.

Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.

Net Debt: Total long-term debt, including current portion and finance lease liabilities, less cash and cash equivalents.

Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2020 outlook and other targets, foreign currency exchange rates, our expectations for the closing of signed acquisitions, our expectations for the redemption of shares in ATC TIPL, our expectations for the acquisition of MTN Group Limited’s interests, our expectations regarding Indian Carrier Consolidation-Driven Churn (ICCC) and the recent court ruling in India and factors that could affect such expectations and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) if our tenants consolidate their operations, exit the telecommunications business or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (3) a substantial portion of our revenue is derived from a small number of tenants, and we are sensitive to adverse changes in the creditworthiness and financial strength of our tenants; (4) our business, and that of our tenants, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (5) increasing competition within our industry may materially and adversely affect our revenue; (6) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (7) our expansion and innovation initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (8) new technologies or changes in our or a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues and operating results; (9) competition for assets could adversely affect our ability to achieve our return on investment criteria; (10) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (11) we may be adversely affected by changes in LIBOR reporting practices, the method in which LIBOR is determined or the use of alternative reference rates; (12) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (13) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (14) our towers, fiber networks, data centers or computer systems may be affected by natural disasters, security breaches and other unforeseen events for which our insurance may not provide adequate coverage; (15) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (16) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (17) we could have liability under environmental and occupational safety and health laws; (18) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; and (19) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2018, as updated in Part II, Item 1A of our Form 10-Q for the quarter ended September 30, 2019, under the caption “Risk Factors”. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,501.2	$1,208.7
Restricted cash	76.8	96.2
Accounts receivable, net	462.2	459.0
Prepaid and other current assets	513.6	621.2
Total current assets	2,553.8	2,385.1
PROPERTY AND EQUIPMENT, net	12,084.4	11,247.1
GOODWILL	6,178.3	5,501.9
OTHER INTANGIBLE ASSETS, net	12,318.4	11,174.3
DEFERRED TAX ASSET	131.8	157.7
DEFERRED RENT ASSET	1,771.1	1,581.7
RIGHT-OF-USE ASSET(1)	7,357.4	—
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	406.4	962.6
TOTAL	$42,801.6	$33,010.4
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$148.1	$130.8
Accrued expenses	958.2	948.3
Distributions payable	455.0	377.4
Accrued interest	209.4	174.5
Current portion of operating lease liability(1)	494.5	—
Current portion of long-term obligations	2,928.2	2,754.8
Unearned revenue	294.3	304.1
Total current liabilities	5,487.7	4,689.9
LONG-TERM OBLIGATIONS	21,127.2	18,405.1
OPERATING LEASE LIABILITY(1)	6,510.4	—
ASSET RETIREMENT OBLIGATIONS	1,384.1	1,210.0
DEFERRED TAX LIABILITY	768.3	535.9
OTHER NON-CURRENT LIABILITIES	937.0	1,265.1
Total liabilities	36,214.7	26,106.0
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	1,096.5	1,004.8
EQUITY:
Common stock	4.5	4.5
Additional paid-in capital	10,117.7	10,380.8
Distributions in excess of earnings	(1,016.8)	(1,199.5)
Accumulated other comprehensive loss	(2,823.6)	(2,642.9)
Treasury stock	(1,226.4)	(1,206.8)
Total American Tower Corporation equity	5,055.4	5,336.1
Noncontrolling interests	435.0	563.5
Total equity	5,490.4	5,899.6
TOTAL	$42,801.6	$33,010.4
_______________

(1)	Reflects the new lease accounting standard requiring a right-of-use model.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018(1)	2019	2018(1)
REVENUES:
Property	$1,908.4	$2,103.3	$7,464.9	$7,314.7
Services	15.3	28.6	115.4	125.4
Total operating revenues	1,923.7	2,131.9	7,580.3	7,440.1
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property(2)	543.3	531.0	2,173.7	2,128.7
Services(2)	6.9	9.9	43.1	49.1
Depreciation, amortization and accretion	449.8	765.9	1,778.4	2,110.8
Selling, general, administrative and development expense(2)	179.6	192.5	730.4	733.2
Other operating expenses(3)	82.8	243.7	166.3	513.3
Total operating expenses	1,262.4	1,743.0	4,891.9	5,535.1
OPERATING INCOME	661.3	388.9	2,688.4	1,905.0
OTHER INCOME (EXPENSE):
Interest expense, TV Azteca	—	—	—	(0.1)
Interest income	10.5	10.8	46.8	54.7
Interest expense	(200.9)	(208.8)	(814.2)	(825.5)
Loss on retirement of long-term obligations	—	(3.3)	(22.2)	(3.3)
Other (expense) income (including foreign currency (losses) gains of ($7.6), $10.4, $6.1 and ($4.5), respectively)	(2.0)	9.7	17.6	23.8
Total other expense	(192.4)	(191.6)	(772.0)	(750.4)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	468.9	197.3	1,916.4	1,154.6
Income tax benefit(4)	100.5	95.4	0.2	110.1
NET INCOME	569.4	292.7	1,916.6	1,264.7
Net income attributable to noncontrolling interests	(6.7)	(15.1)	(28.8)	(28.3)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION STOCKHOLDERS	562.7	277.6	1,887.8	1,236.4
Dividends on preferred stock	—	—	—	(9.4)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$562.7	$277.6	$1,887.8	$1,227.0
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$1.27	$0.63	$4.27	$2.79
Diluted net income attributable to American Tower Corporation common stockholders	$1.26	$0.62	$4.24	$2.77
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	442,940	440,838	442,319	439,606
DILUTED	445,923	444,304	445,520	442,960
_______________

(1)	Reflects the positive impacts of the Company’s settlement with Tata.

(2)
Property costs of operations, services costs of operations and selling, general, administrative and development expense include stock-based compensation expense in aggregate amounts of $23.5 million and $111.4 million for the three and twelve months ended December 31, 2019, respectively, and $26.2 million and $137.5 million for the three and twelve months ended December 31, 2018, respectively.

(3)
Three and twelve months ended December 31, 2018 reflect impairment charges of approximately $212 million and $394 million, respectively, primarily related to assets in India, partially offset by income tax benefits, also primarily in India. The portion of these items attributable to American Tower Corporation common stockholders for the three and twelve months ended December 31, 2018 was approximately $100 million and $177 million, respectively.

(4)	All periods include income tax benefits in India.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Twelve Months Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,916.6	$1,264.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	1,778.4	2,110.8
Stock-based compensation expense	111.4	137.5
Loss on early retirement of long-term obligations	22.2	3.3
Other non-cash items reflected in statements of operations	157.0	246.0
Right-of-use asset and Operating lease liability, net(1)	17.4	—
Increase in net deferred rent balances	(183.5)	(29.7)
Increase in assets	(55.1)	(133.8)
(Decrease) increase in liabilities	(11.8)	149.5
Cash provided by operating activities	3,752.6	3,748.3
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(991.3)	(913.2)
Payments for acquisitions, net of cash acquired	(2,959.6)	(1,881.4)
Proceeds from sales of short-term investments and other non-current assets	383.5	1,252.2
Payments for short-term investments	(355.9)	(1,154.3)
Deposits and other	(64.2)	(52.8)
Cash used for investing activities	(3,987.5)	(2,749.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	5,750.0	3,263.3
Proceeds from issuance of senior notes, net	4,876.7	584.9
Proceeds from term loan	1,300.0	1,500.0
Proceeds from issuance of securities in securitization transaction	—	500.0
Repayments of notes payable, credit facilities, senior notes, secured debt, term loan, finance leases and capital leases(2)	(9,225.3)	(4,884.8)
Distributions to noncontrolling interest holders, net	(11.8)	(14.4)
Purchases of common stock	(19.6)	(232.8)
Proceeds from stock options and employee stock purchase plan	105.5	98.9
Payment for early retirement of long-term obligations	(21.0)	(3.3)
Deferred financing costs and other financing activities(3)	(135.6)	(56.6)
Purchase of redeemable noncontrolling interest	(425.7)	—
Purchase of noncontrolling interest	(68.5)	(20.5)
Distributions paid on preferred stock	—	(18.9)
Distributions paid on common stock	(1,603.0)	(1,323.5)
Cash provided by (used for) financing activities	521.7	(607.7)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(13.7)	(41.1)
NET INCREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	273.1	350.0
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	1,304.9	954.9
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$1,578.0	$1,304.9
CASH PAID FOR INCOME TAXES, NET	$147.5	$163.9
CASH PAID FOR INTEREST	$750.2	$789.7
_______________

(1)	Reflects the new lease accounting standard requiring a right-of-use model.

(2)
Twelve months ended December 31, 2019 includes $18.0 million of finance lease payments. Twelve months ended December 31, 2018 includes $32.0 million of payments on capital leases of property and equipment.

(3)	Twelve months ended December 31, 2019 includes $29.6 million of perpetual land easement payments.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

The Company is now reporting its operating results in six segments after separating its EMEA property segment into Africa property and Europe property. Historical financial information included in this press release has been adjusted to reflect the change in reportable segments. The sum of the Africa and Europe segments may not tie to the previously disclosed EMEA segment figures due to rounding.

	Three Months Ended December 31, 2019
	Property							Services	Total
	U.S.	Latin America	Asia(1)	Africa	Europe	Total International	Total Property
Segment revenues	$1,099	$330	$295	$150	$34	$809	$1,908	$15	$1,924
Segment operating expenses(2)	213	101	172	50	8	330	543	7	550
Segment Gross Margin	$887	$229	$123	$100	$27	$479	$1,366	$9	$1,374
Segment SG&A(2)	47	26	23	13	6	67	114	3	118
Segment Operating Profit	$840	$203	$100	$87	$21	$411	$1,251	$6	$1,257
Segment Operating Profit Margin	76%	62%	34%	58%	61%	51%	66%	36%	65%

Revenue Growth(3)	12.6%	6.1%	(53.7)%	5.5%	(8.3)%	(28.2)%	(9.3)%	(46.5)%	(9.8)%
Total Tenant Billings Growth	6.9%	9.7%	(5.0)%	11.7%	2.9%	5.0%	6.2%
Organic Tenant Billings Growth	6.2%	8.0%	(8.4)%	10.0%	2.6%	2.9%	5.1%

Revenue Components(4)
Prior-Year Tenant Billings	$923	$211	$158	$100	$30	$500	$1,423
Colocations/Amendments	45	11	20	3	1	35	81
Escalations	29	10	3	5	1	19	48
Cancellations	(14)	(5)	(37)	(0)	(1)	(43)	(57)
Other	(2)	1	0	3	0	3	1
Organic Tenant Billings	$981	$228	$145	$110	$31	$515	$1,496
New Site Tenant Billings	6	3	5	2	0	11	16
Total Tenant Billings	$987	$232	$151	$112	$31	$525	$1,512
Foreign Currency Exchange Impact(5)	—	(8)	2	(4)	(1)	(11)	(11)
Total Tenant Billings (Current Period)	$987	$224	$153	$108	$30	$514	$1,501

Straight-Line Revenue	76	4	1	2	1	7	84
Prepaid Amortization Revenue	29	0	—	0	1	2	31
Other Revenue	7	28	11	1	2	42	49
International Pass-Through Revenue	—	77	128	40	0	246	246
Foreign Currency Exchange Impact(6)	—	(3)	2	(1)	(0)	(3)	(3)
Total Property Revenue (Current Period)	$1,099	$330	$295	$150	$34	$809	$1,908
_______________

(1)	Inclusive of the negative impacts of ICCC. See quarterly supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	Growth rates negatively impacted by the non-recurrence of the Tata settlement.

(4)	All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.

(5)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(6)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended December 31, 2018
	Property							Services	Total
	U.S.	Latin America	Asia(1)	Africa	Europe	Total International	Total Property
Segment revenues	$976	$311	$637	$143	$37	$1,127	$2,103	$29	$2,132
Segment operating expenses(2)	193	97	178	54	9	338	531	10	540
Segment Gross Margin	$783	$214	$458	$88	$28	$789	$1,573	$19	$1,592
Segment SG&A(2)	48	19	38	13	5	76	124	2	125
Segment Operating Profit	$735	$195	$420	$75	$23	$714	$1,449	$17	$1,466
Segment Operating Profit Margin	75%	63%	66%	53%	62%	63%	69%	60%	69%

Revenue Growth	7.0%	0.8%	114.5%	12.6%	9.4%	47.2%	25.3%	9.2%	25.1%
Total Tenant Billings Growth	8.2%	12.9%	0.8%	15.0%	2.4%	8.4%	8.3%
Organic Tenant Billings Growth	8.0%	10.2%	(25.5)%	7.6%	2.2%	(3.1)%	3.9%

Revenue Components(3)
Prior-Year Tenant Billings	$853	$209	$175	$90	$30	$505	$1,358
Colocations/Amendments	55	11	14	4	1	30	85
Escalations	27	13	4	5	0	22	49
Cancellations	(12)	(5)	(63)	(3)	(1)	(72)	(84)
Other	(1)	3	0	0	0	4	3
Organic Tenant Billings	$922	$230	$131	$97	$31	$489	$1,411
New Site Tenant Billings	2	6	46	7	0	58	60
Total Tenant Billings	$923	$236	$177	$104	$31	$548	$1,471
Foreign Currency Exchange Impact(4)	—	(25)	(18)	(4)	(1)	(48)	(48)
Total Tenant Billings (Current Period)	$923	$211	$158	$100	$30	$500	$1,423

Straight-Line Revenue	20	7	(15)	1	2	(5)	15
Prepaid Amortization Revenue	24	0	—	0	5	6	30
Other Revenue	8	23	362	2	0	388	396
International Pass-Through Revenue	—	82	150	40	0	271	271
Foreign Currency Exchange Impact(5)	—	(12)	(19)	(1)	(0)	(33)	(33)
Total Property Revenue (Current Period)	$976	$311	$637	$143	$37	$1,127	$2,103
_______________

(1)	Inclusive of the negative impacts of ICCC and the positive impacts of the Company’s settlement with Tata. See Q4 2018 supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.

(4)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(5)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Twelve Months Ended December 31, 2019
	Property							Services	Total
	U.S.	Latin America	Asia(1)	Africa	Europe	Total International	Total Property
Segment revenues	$4,189	$1,341	$1,217	$584	$135	$3,276	$7,465	$115	$7,580
Segment operating expenses(2)	808	411	716	209	28	1,364	2,172	42	2,214
Segment Gross Margin	$3,381	$929	$501	$375	$107	$1,912	$5,293	$73	$5,366
Segment SG&A(2)	176	101	100	54	23	278	453	12	465
Segment Operating Profit	$3,205	$828	$401	$321	$84	$1,634	$4,840	$61	$4,901
Segment Operating Profit Margin	77%	62%	33%	55%	62%	50%	65%	53%	65%

Revenue Growth(3)	9.6%	6.0%	(21.0)%	7.0%	(5.1)%	(6.2)%	2.1%	(8.0)%	1.9%
Total Tenant Billings Growth	7.7%	9.4%	(9.7)%	14.5%	3.1%	3.5%	6.1%
Organic Tenant Billings Growth	7.3%	7.6%	(20.5)%	9.0%	2.8%	(1.9)%	3.9%

Revenue Components(4)
Prior-Year Tenant Billings	$3,608	$862	$702	$391	$124	$2,080	$5,688
Colocations/Amendments	206	44	74	14	3	135	341
Escalations	115	43	13	21	2	79	194
Cancellations	(52)	(25)	(233)	(7)	(3)	(267)	(320)
Other	(6)	5	2	7	1	14	8
Organic Tenant Billings	$3,871	$928	$559	$426	$127	$2,041	$5,911
New Site Tenant Billings	14	15	76	22	0	112	127
Total Tenant Billings	$3,885	$943	$634	$448	$128	$2,153	$6,038
Foreign Currency Exchange Impact(5)	—	(50)	(21)	(24)	(7)	(102)	(102)
Total Tenant Billings (Current Period)	$3,885	$892	$613	$424	$121	$2,051	$5,936

Straight-Line Revenue	146	20	11	5	3	38	184
Prepaid Amortization Revenue	109	3	—	1	4	8	117
Other Revenue	49	122	55	6	6	189	237
International Pass-Through Revenue	—	324	558	155	1	1,038	1,038
Foreign Currency Exchange Impact(6)	—	(20)	(20)	(8)	(1)	(48)	(48)
Total Property Revenue (Current Period)	$4,189	$1,341	$1,217	$584	$135	$3,276	$7,465
_______________

(1)	Inclusive of the negative impacts of ICCC. See quarterly supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	Growth rates negatively impacted by the non-recurrence of the Tata settlement.

(4)	All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.

(5)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(6)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Twelve Months Ended December 31, 2018
	Property							Services	Total
	U.S.	Latin America	Asia(1)	Africa	Europe	Total International	Total Property
Segment revenues	$3,822	$1,265	$1,541	$546	$142	$3,493	$7,315	$125	$7,440
Segment operating expenses(2)	771	406	711	208	30	1,355	2,126	48	2,175
Interest expense, TV Azteca, net	—	(0)	—	—	—	(0)	(0)	—	(0)
Segment Gross Margin	$3,051	$858	$830	$338	$112	$2,137	$5,188	$77	$5,266
Segment SG&A(2)	165	84	111	48	21	263	429	14	443
Segment Operating Profit	$2,886	$775	$719	$290	$91	$1,874	$4,760	$63	$4,823
Segment Operating Profit Margin	76%	61%	47%	53%	64%	54%	65%	50%	65%

Revenue Growth	6.0%	8.1%	32.3%	8.3%	15.7%	18.0%	11.4%	28.0%	11.6%
Total Tenant Billings Growth	7.9%	14.6%	4.4%	11.2%	6.0%	9.9%	8.6%
Organic Tenant Billings Growth	7.3%	11.4%	(13.1)%	8.3%	2.1%	1.6%	5.2%

Revenue Components(3)
Prior-Year Tenant Billings	$3,344	$809	$705	$360	$112	$1,986	$5,331
Colocations/Amendments	189	48	49	14	4	115	303
Escalations	104	47	14	21	2	84	188
Cancellations	(44)	(13)	(157)	(5)	(4)	(179)	(223)
Other	(5)	10	1	0	1	12	7
Organic Tenant Billings	$3,587	$901	$612	$390	$114	$2,018	$5,605
New Site Tenant Billings	21	26	124	11	4	165	186
Total Tenant Billings	$3,608	$927	$736	$401	$118	$2,182	$5,791
Foreign Currency Exchange Impact(4)	—	(65)	(34)	(10)	6	(103)	(103)
Total Tenant Billings (Current Period)	$3,608	$862	$702	$391	$124	$2,080	$5,688

Straight-Line Revenue	64	18	(3)	3	4	22	86
Prepaid Amortization Revenue	99	2	—	1	6	9	108
Other Revenue	51	87	339	9	5	440	491
International Pass-Through Revenue	—	329	533	148	1	1,011	1,011
Foreign Currency Exchange Impact(5)	—	(33)	(30)	(6)	0	(69)	(69)
Total Property Revenue (Current Period)	$3,822	$1,265	$1,541	$546	$142	$3,493	$7,315
_______________

(1)	Inclusive of the negative impacts of ICCC and the positive impacts of the Company’s settlement with Tata. See Q4 2018 supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.

(4)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(5)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019(1)	2018(2)	2019(1)	2018(2)
Net income	$569.4	$292.7	$1,916.6	$1,264.7
Income tax benefit	(100.5)	(95.4)	(0.2)	(110.1)
Other expense (income)	2.0	(9.7)	(17.6)	(23.8)
Loss on retirement of long-term obligations	—	3.3	22.2	3.3
Interest expense	200.9	208.8	814.2	825.5
Interest income	(10.5)	(10.8)	(46.8)	(54.7)
Other operating expenses	82.8	243.7	166.3	513.3
Depreciation, amortization and accretion	449.8	765.9	1,778.4	2,110.8
Stock-based compensation expense	23.5	26.2	111.4	137.5
Adjusted EBITDA	$1,217.4	$1,424.7	$4,744.5	$4,666.5
Total revenue	1,923.7	2,131.9	7,580.3	7,440.1
Adjusted EBITDA Margin	63%	67%	63%	63%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019(1)	2018(2)	2019(1)	2018(2)
Net income	$569.4	$292.7	$1,916.6	$1,264.7
Real estate related depreciation, amortization and accretion	395.6	718.1	1,578.8	1,915.2
Losses from sale or disposal of real estate and real estate related impairment charges(3)	63.8	234.2	139.5	479.7
Dividends on preferred stock	—	—	—	(9.4)
Dividend to noncontrolling interest	(13.2)	(13.8)	(13.2)	(13.8)
Adjustments for unconsolidated affiliates and noncontrolling interests	(22.1)	(229.2)	(130.0)	(427.4)
Nareit FFO attributable to AMT common stockholders	$993.5	$1,002.0	$3,491.7	$3,209.0
Straight-line revenue	(83.9)	(16.9)	(183.5)	(87.6)
Straight-line expense	11.5	11.2	44.4	57.9
Stock-based compensation expense	23.5	26.2	111.4	137.5
Deferred portion of income tax	(137.0)	(184.0)	(147.7)	(274.0)
Non-real estate related depreciation, amortization and accretion	54.2	47.8	199.6	195.6
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	7.8	6.4	28.4	19.0
Payment of shareholder loan interest(4)	—	—	(14.2)	—
Other expense (income)(5)	2.0	(9.7)	(17.6)	(23.8)
Loss on retirement of long-term obligations	—	3.3	22.2	3.3
Other operating expense(6)	19.0	9.5	26.8	33.6
Capital improvement capital expenditures	(50.8)	(56.2)	(160.0)	(149.5)
Corporate capital expenditures	(3.0)	(2.1)	(10.6)	(9.2)
Adjustments for unconsolidated affiliates and noncontrolling interests	22.1	229.2	130.0	427.4
Consolidated AFFO	858.9	1,066.7	3,520.9	3,539.2
Adjustments for unconsolidated affiliates and noncontrolling interests(7)	10.9	(189.8)	(79.2)	(348.7)
AFFO attributable to AMT common stockholders	$869.8	$876.9	$3,441.7	$3,190.5
Divided by weighted average diluted shares outstanding	445,923	444,304	445,520	442,960
Consolidated AFFO per Share	$1.93	$2.40	$7.90	$7.99
AFFO attributable to AMT common stockholders per Share	$1.95	$1.97	$7.73	$7.20
_______________

(1)	Reflects the negative impacts of ICCC.

(2)	Inclusive of the negative impacts of ICCC and the positive impacts of the Company’s settlement with Tata. See Q4 2018 supplemental materials package for additional detail.

(3)
Included in these amounts are impairment charges of approximately $49 million and $94 million for the three and twelve months ended December 31, 2019, respectively, and approximately $212 million and $394 million for the three and twelve months ended December 31, 2018, respectively.

(4)
In Q2 2019, the Company made a capitalized interest payment of approximately $14.2 million associated with the purchase of the shareholder loan previously held by its joint venture partner in Ghana. This long-term deferred interest was previously expensed but excluded from Consolidated AFFO.

(5)
Q4 2019 and Q4 2018 include losses (gains) on foreign currency exchange rate fluctuations of $7.6 million and ($10.4 million), respectively. FY 2019 and FY 2018 include (gains) losses on foreign currency exchange rate fluctuations of ($6.1 million) and $4.5 million, respectively.

(6)	Primarily includes integration and acquisition-related costs.

(7)	Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO.